Exhibit (a)(1)(H)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS

REJECTING THE ELECTION FORM UNDER THE EXCHANGE OFFER

Date:

To:

From: MEMC Stock Plan Administrator

Re: Rejected Election Form Under MEMC Stock Option Exchange Program

Unfortunately, we could not accept your election form under the MEMC Electronic Materials, Inc. stock option Exchange Offer for the following reason(s):

___The election form was received after the expiration deadline for the Exchange Offer. We cannot process your election.

___The election form was not properly signed. (Please note that the election form must be signed as the eligible employee’s name appears on the stock option agreement for the stock options being surrendered. Special rules apply to name changes and to attorneys-in-fact, fiduciaries and other representatives; see Section 3 of the Offer to Exchange document if this applies.)

___It is unclear what election was intended and/or you failed to make an election for each eligible stock option grant.

If you wish to participate in the Exchange Offer and the Exchange Offer has not yet expired, please either:

•	Correct the defects noted above on the attached copy of your election form, initial your corrections and deliver it to the MEMC Stock Plan Administrator at the address listed on the election form; or
•	Complete and submit your election online at https://memc.equitybenefits.com (you will need the PIN and password that are provided in the cover letter included in your Exchange Offer packet).

In either case, your election must be received before 11:59 p.m., Eastern, on Friday, August 17, 2012 (or such later date as may apply if the Exchange Offer is extended).

If we do not receive a properly completed and signed election form or an online election submission before the deadline noted above, all eligible stock options currently held by you will remain outstanding according to their existing terms.

If you have questions, please contact the MEMC Stock Plan Administrator from 9:00 a.m. to 5:00 p.m., Central, Monday through Friday, at the numbers below:

From within North America: (636) 474-5405

From outside North America: +1 (636) 474-5405

You may also submit your questions via e-mail to: StockAdmin@memc.com.